Exhibit 99.1

HOLD FOR CALL

THURSDAY AUGUST 6, 2015

SOTHERLY HOTELS INC. ANNOUNCES ACQUISITION OF

HOLLYWOOD, FLORIDA HOTEL

Williamsburg, Virginia – August 6, 2015 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has acquired the remaining 75.0% interest in the entities that own the 311-room Crowne Plaza™ Hollywood Beach Resort (the “Hotel”) located in Hollywood, Florida for $26.25 million. The Company previously owned a 25.0% non-controlling interest in the Hotel through a joint venture with an affiliate of The Carlyle Group.

As a part of the transaction, the Company assumed the existing $57.0 million first mortgage with Bank of America, N.A. The loan carries a floating interest rate of the 1-month LIBOR rate plus 3.95%, is interest only, and matures in January 2017.

The Hotel will continue to be managed by Chesapeake Hospitality under a new management agreement which includes a reduced base management fee structure and terms consistent with the Company’s other management agreements with Chesapeake Hospitality.

For year-end 2014, the Hotel operated at 83.6 percent occupancy, with an average daily rate (“ADR”) of $162.15, room revenue per available room (“RevPAR”) of $135.55, hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) of approximately $6.4 million, and net operating income after capital reserves (“NOI”) of approximately $5.6 million. The Hotel is being acquired at a blended cost basis of approximately $87,900,000 or $282,600 per key. The acquisition price represents a cap rate of approximately 7.4% on 2015 estimates.

Drew Sims, Chief Executive Officer of the Company, commented, “Acquiring the outstanding ownership interests of the Hollywood Hotel is a milestone event for SoTHERLY Hotels. Coupled with our first common stock offering since our IPO, this transaction represents the culmination of nearly a decade of involvement and steps taken towards whole ownership of this asset. This hotel gives us a premier leisure property in the fourth largest MSA in the Southern United States. This is a hotel and market we know extremely well and we look forward to having full control of the asset and unlocking additional value for our shareholders.”

The Hollywood Hotel opened in September 2007 and is centrally located to enjoy both the Intracoastal Waterway and Atlantic Ocean access. With 311 luxury guestrooms and suites, the Hollywood Hotel is also close to both Fort Lauderdale and Miami, as well as the Hollywood Conference Center, Gulfstream Park, Hard Rock Casino, Sun Life Stadium, which is home to Miami’s NFL and MLB teams, and South Florida’s famous beaches and nightlife. The oversized luxury guestrooms and suites include kitchenette amenities such as microwave ovens and refrigerators. All guestrooms have a walk-out balcony with partial Intracoastal Waterway and ocean views. The Hollywood Hotel has seating both inside and outside the resort – Elements Bistro serves an Asian/Caribbean fused menu for breakfast, lunch and dinner and the poolside Lava Tiki Bar & Grille offers hearty bar food and signature cocktails. Located in the resort lobby, the Cool Beans Coffee Bar has a full selection of Starbucks coffees. The Hollywood Hotel enjoys easement rights allowing direct access to the beach. The Hollywood Hotel also has a health and fitness center, gift shop, business center, outdoor open-air infinity-edge resort pool overlooking the Intracoastal Waterway and 10,000 square feet of full-service banquet and meeting space, including a 3,200 square foot climate-controlled outdoor event tent.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in twelve hotel properties and comprise 3,010 rooms. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com.

Forward-Looking Statements

This disclosure includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs; the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with remediating and maintaining the Company’s system of internal controls; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; risks associated with our ability to maintain our franchise agreements with our third party franchisors; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648